FIELD SERVICES AGREEMENT

THIS FIELD SERVICES AGREEMENT ("Agreement") is made this 1st day of March, 2007, between Compañia Minera Cascabel S.A. de C.V. and its U.S. affiliate, IMDEX INC. (hereinafter collectively referred to as "CASCABEL") and; MAG Silver Corp., a British Columbia corporation and its Mexican affiliate, Minera Lagartos S. A. de C.V. (hereinafter collectively referred to as "MAG").

WITNESSETH

WHEREAS, MAG has submitted to CASCABEL a proposal for work ("Proposal"), attached as Schedule A, and from time to time may submit additional proposals for work which it wishes CASCABEL to perform; and

WHEREAS, CASCABEL represents to MAG that it has the facilities, equipment personnel, experience, and capability of performing the work described in the Proposal in the manner prescribed by this Agreement.

THEREFORE, in consideration of the mutual promises set forth in this Agreement, CASCABEL, and MAG agree as follows:

1)

Work to be performed by CASCABEL:  CASCABEL agrees to perform the tasks and provide the professional services (collectively, the "Work") set forth in Schedule A, which may be expanded or extended from time to time and to work with MAG to create future proposals of work for additional programs.  CASCABEL will give consultation and advice to MAG during the performance of the Work and agrees to furnish all labor, supervision, materials, tools, equipment, and services needed to complete the Work.  CASCABEL may sub-contract certain equipment and additional personnel deemed necessary, only with advance written approval from the MAG.

2)

Right of First Refusal granted to MAG by CASCABEL for Silver Properties: As part of this agreement, CASCABEL, Dr. Peter Megaw, Dr. Tony Kuehn and Ing. Porfirio Padilla Lara agree to grant MAG the right of first refusal to examine all silver properties currently in CASCABEL’s control, or brought to CASCABEL or as may be known or offered to CASCABEL or its subsidiaries by others.  Where deemed appropriate by MAG and solely at MAG’S discretion, MAG may lease, option, purchase, joint venture or otherwise acquire an interest in such silver properties as may be known or offered by CASCABEL, or its subsidiaries, to MAG.  CASCABEL will inform MAG in writing of the availability of each project and MAG will have up to 60 days to make a decision to invest in, or lease the named property.  In the event that MAG decides not to invest in or lease the named property, or fails to inform CASCABEL of its decision regarding the property within 60 days of being informed by CASCABEL of its availability, CASCABEL shall be free to dispose of or make other arrangements on the property with others.

3)

Finders Fees:  In recognition of the work carried out by CASCABEL to introduce the properties envisaged in Para: 2 above, MAG agrees to pay to CASCABEL such Finders Fees on each new Property of Merit not already controlled by CASCABEL, introduced by CASCABEL, as may be reasonably negotiated between CASCABEL and MAG and as shall be approved by the TSX Venture Exchange, (The “Exchange”.)  Properties already owned or otherwise controlled by CASCABEL shall be negotiated in good faith between MAG and CASCABEL independent of any Finder’s Fee.

4)

CASCABEL’S Personnel:  CASCABEL shall at all times remain alert to MAG's interest and shall communicate to MAG's representative ideas, suggestions, literature, references and other information which in CASCABEL'S professional opinion may contribute to the success of MAG's mineral exploration and development efforts for services performed under this Agreement.

5)

MAG'S Representative:  MAG hereby designates Daniel MacInnis or another person as may be appointed by the Board of MAG, in writing, as its representative(s) to consent, approve, and otherwise act on behalf of MAG in respect of material matters under this Agreement.

6)

Term of Agreement: The term of this Agreement shall be for 12 months from the effective date specified above unless sooner terminated by MAG.  MAG may terminate this Agreement at any time following one month after the effective date upon notice, and if MAG terminates before the completion of all Work, it shall make payment only for CASCABEL'S services rendered and costs incurred through the date of notice of termination.  This shall include costs due from CASCABEL to subcontractors contracted for the Work and approved by MAG.

7)

Time for Performance:  CASCABEL shall promptly commence to Work and conduct its Work with all due speed.  CASCABEL shall complete the Work under this Agreement by the termination date specified in Schedule A, unless time for completion is extended.  If CASCABEL is delayed in the execution of its Work by any cause for which MAG is responsible, or any cause which is beyond reasonable control of CASCABEL;  CASCABEL shall, upon written application to MAG at the time of such delay, be granted such reasonable extension of time as MAG shall deem equitable and just.

8)

Compensation, Invoicing and Payment:  For services rendered, MAG shall pay CASCABEL as per the appended Estimate of Rates and Charges (Schedule B).  Such payments shall be for both office work and fieldwork and shall be based on rates in U.S. dollars.  Payments to IMDEX shall be made in US dollars directly to IMDEX.  Payments to Minera CASCABEL in Mexico may be made in Mexican Pesos based on exchange rate on day CASCABEL submits invoice.  This exchange rate shall be placed on all invoices.

a)

MAG shall pay reasonable expenses incurred by CASCABEL while CASCABEL personnel are away from home base, performing services for MAG.  Such expenses shall include those incurred for food, travel and lodging.  MAG shall pay CASCABEL  $25.00 per day plus $.45/kilometer traveled in CASCABEL'S two-wheel drive vehicle, and $.50/kilometer traveled in CASCABEL'S four-wheel drive vehicle and monthly charges shall not exceed $1,500 per month per vehicle without prior approval.  Said mileage, or minimum day rates, shall constitute full payment to CASCABEL and CASCABEL shall pay all costs incurred to provide said vehicle including fuel, oil, and maintenance.  Some project areas may only be accessible by extremely rough roads, in which case CASCABEL may petition MAG for an excess tire wear charge of an amount to be determined between the parties. MAG shall also pay for costs incurred by CASCABEL in purchasing office supplies and publications required in the performance of CASCABEL'S service, but such items shall be owned by MAG.

b)

MAG shall pay CASCABEL'S costs incurred in the employment of persons, equipment rentals, and service contractors required in the performance of Work for MAG.  However, CASCABEL shall not employ such persons, rent such equipment, or contract such services without prior consent of MAG.

c)

MAG has provided CASCABEL with a minimum advance payment of US$15,000 (The "Advance") before Work commenced, to be used for salaries and expenses incurred by CASCABEL in performance of Work for MAG.  CASCABEL shall submit invoices and statements to MAG setting forth the number of days worked for MAG and the expenses incurred on MAG’s behalf, documented by Project, with appropriate receipts, incurred in connection with performing services for MAG during a given billing period.

d)

The billing period under this Agreement shall be either: monthly, or when accumulated invoicable expenses equal 75% of the advance.   CASCABEL shall add an overhead fee as appropriate, to the amount of each invoice billed, in accordance with the schedule in Schedule B. MAG shall have right to demand reasonable verification of all items shown on CASCABEL'S invoices, including copies of original invoices and supporting documentation, couriered to MAG’s offices at the address below on a monthly basis.  Subject to verifications, MAG shall pay invoices within 15 days of receiving them at Bentall Tower 5, Suite 328 - 550 Burrard Street, Vancouver, BC – V6C 2B5. Canada.  At termination of Agreement, final invoicing shall clear the Advance with any balance due being returned to MAG.  If a balance is owed to CASCABEL at the end of the Agreement, this shall be payable within 15 days of submission of final reports to MAG.

e)

MAG is encouraged to arrange direct billing with all major service contractors including, but not limited to, drilling contractors, road and/or building contractors, analytical laboratories, and metallurgical laboratories.  Should they not, MAG shall, where requested in writing by CASCABEL, provide CASCABEL with advance payments of 100% of the amounts required for any approved service contractors required for performance of Work, and exceeding 15% of the Advance. These amounts shall be kept in a separate bank account and shall be used only for the intended purposes.

f)

CASCABEL shall submit separate invoices for professional services and expenses incurred relative to specific property blocks as requested and defined by MAG.  MAG will inform CASCABEL of any changes in the property divisions in sufficient time as to prevent delay in payment of invoices by MAG.

9)

Co-operation and Coordination:  CASCABEL shall cooperate with MAG's personnel in performing the Work required by this Agreement and shall keep MAG advised of the current status of all Work and of estimated completion times.  CASCABEL shall cooperate and coordinate it’s Work with MAG's other contractors and incorporate these contractor's contributions into its Work as necessary.  Any disputes between contractors shall be decided by MAG.

10)

Indemnification:  To the fullest extent permitted by Mexican Law, CASCABEL shall save harmless and indemnify MAG, its officers, employees, agents, and affiliated companies from any liability for injury or death, and any proceedings and costs in connection therewith, including reasonable attorney fees, arising out of, or resulting from the performance of the Work, including any acts and/or omissions, including passive or active negligence of CASCABEL or any subcontractors or anyone directly or indirectly employed by either of them.

11)

Independent Contractor:  CASCABEL shall employ and direct all persons performing any Work under this Agreement.  Those persons, including all employees, servants, agents, and subcontractors engaged by CASCABEL, shall be at all times subject to the control and discretion of CASCABEL and shall not be the employees of, or subject to the discretion or control of MAG in any way.  The parties intend that CASCABEL shall be at all times an independent contractor and nothing contained in this Agreement shall be construed as making CASCABEL or any of its employees or subcontractors, agents of MAG.  CASCABEL shall determine the manner and method in which Work shall be performed and shall conduct the Work in the name of CASCABEL.

12)

Insurance:  CASCABEL shall be wholly responsible for deciding on the level of coverage and type and method of insuring its own activities and personnel engaged on MAG’s behalf.  For the avoidance of doubt, MAG shall in no way be responsible for any of the activities of CASCABEL and its personnel, sub contractors and others working under the direction of CASCABEL on MAG’s projects.  Where CASCABEL carries insurance or receives indemnities from others for work on MAG’s behalf, CASCABEL shall ensure that MAG is clearly identified and indemnified in such insurance policies and indemnities where offered.

13)

Confidentiality:   CASCABEL shall hold confidential and not disclose to others, except as authorized by MAG, any data or information discovered or developed on MAG's assignment, the contents of CASCABEL'S reports and recommendations to MAG, and any information relating to the policies, organization, operation, or other activities of a technical or general nature of MAG which is disclosed by MAG, unless data or information become available to the general public from a source other than CASCABEL.  This confidentially covenant does not apply to any information now in public domain, CASCABEL’S possession, or any new information, which may hereafter come into CASCABEL'S possession except as herein above provided.  This confidentiality covenant is to remain in effect for a period of 1 year after the termination of this Agreement.

14)

At the termination of this Agreement: CASCABEL shall return to MAG any of its proprietary data or information which is in writing or other tangible form that are in CASCABEL'S possession.

15)

Non-Competition:  CASCABEL shall not claim, option, purchase, or otherwise acquire any mineral concessions within, or within a distance of 2 km of the external boundary of, any of MAG’s holdings in the project area(s), unless MAG gives express written permission for CASCABEL to do so.  (See also the Right of First Refusal in Para: 2 above.)

16)

No-Hire Clause:  MAG may not directly hire any CASCABEL employee involved in any manner in Work for a period of 1 year after expiration date of this Agreement, unless MAG pays CASCABEL 20% of said employee's annual salary.  MAG shall make a signed copy of employment contract between MAG and said CASCABEL employee available before said employee’s start-up date with MAG, and MAG shall pay CASCABEL 20% of said employee’s full annual salary at that same time.  Said annual salary shall be determined as: annual salary; 12 times the employee's monthly salary; 50 times the employee's weekly salary; or 300 times the employee's daily salary.  Excepted from this requirement shall be any individual hired through CASCABEL at MAG’s request.

17)

Notices:  All notices and other communications to be given under this Agreement, including invoices, reports, and payments, shall be made in writing and shall be deemed to have been made if mailed or hand delivered to:

CASCABEL

CIA. MINERA CASCABEL S.A. DE C.V.

Avenida 13 #100

Colonia Bugambilias

Hermosillo, Sonora CP 83140

Attention:  Ing. Porfirio Padilla Lara

IMDEX

International Mineral Development and Exploration Inc;

5800 N. Cmo Escalante

Tucson, AZ.  USA  85718

Attention: Dr. Peter Megaw

MAG

MAG SILVER CORP.

Bentall Tower 5

Suite 328 - 550 Burrard Street

Vancouver B.C.

Canada  V6C 2B5

Attention:  Daniel MacInnis

18)

Compliance with Applicable Laws and Regulations and Agreements:  CASCABEL represents that it and all of its employees and subcontractors who will perform work required by Mexican Law to be performed by licensed personnel shall be so licensed.  In carrying out its obligations under this Agreement, CASCABEL shall comply with all applicable Mexican Federal, State, and Local, laws, rules and regulations, and with the provisions of all agreements between MAG and the owner of the surface estate of all MAG's mining or exploration properties.

19)

Taxes: A 15% Ad Valorem Tax (IVA) is mandated by Mexican law and shall be added to the total of each billing.  MAG may recover some of this at year’s end by filing the proper documentation with the Mexican Treasury (Hacienda).  CASCABEL shall pay all other occupational, business, excise or other taxes of any kind levied or imposed on CASCABEL.  CASCABEL shall have full and exclusive responsibility for the payment of any and all taxes and contributions levied or assessed against CASCABEL for unemployment insurance, employee liquidation (severance), old age retirement benefits, pensions, and annuities now imposed or imposed hereafter by any Mexican Federal or State government which are measured by wages, salaries or other remuneration paid to persons employed by CASCABEL in connection with the Work.

20)

Late Payment Fee:  A fee of 1.5% per month shall be added for invoices unpaid over 30 days.  This fee shall be assessed on a monthly basis.

21)

Assignments and Subcontracts:  This Agreement shall inure to and be binding on MAG and CASCABEL and their successors and assigns, and partners.  No assignment or delegation by CASCABEL shall relieve it of its obligations under this Agreement and CASCABEL may not assign or subcontract this Agreement without written consent from MAG.  MAG may assign its rights under this Agreement at any time to any affiliate.

22)

Governing Law:  This Agreement shall be governed by and construed under the Laws of the United States of Mexico in courts located in the State of Sonora.  If necessary to implement this clause and clause 8 of this Agreement, both parties will agree to do such things and carry out such acts as may be necessary to register a Spanish version of this agreement in Mexico.

23)

Business Relationship:  It is not the purpose or intent of this Agreement to create, and this Agreement shall never be construed as creating a joint venture, mining partnership, commercial partnership, or other mutual business relation.  CASCABEL understands and agrees that the consulting fees and Finders Fees paid shall be the total and complete compensation paid for all Work hereunder and that CASCABEL shall not be entitled to any other considerations such as commissions, royalties, or the like.

24)

Civil Unrest and Acts of God:  MAG understands that if, in the judgment of IMDEX/CASCABEL principals, riot, revolution or other political or social unrest renders entry into MAG’s work area hazardous, IMDEX/CASCABEL may choose to delay work until such time as entry may again be safely made. Furthermore, flood, earthquake, hurricane, tornado, or other Act of God may cause civil authorities to restrict access to a work area and IMDEX/CASCABEL may be forced to delay completion of work for such reasons.  In any such case, MAG shall be notified immediately so that alternatives can be discussed and/or the postponements provided by Mexican Law may be invoked in a timely manner.

25)

Kidnapping, Assault, or Robbery Insurance: In addition to the other charges and costs to be paid by MAG under this Agreement and its Schedules, MAG shall also pay a portion of CASCABEL’s insurance premium for kidnap, assault or robbery insurance, up to US$5,000 per year, which portion shall be equivalent to the portion of time spent on the Work under this agreement, when compared with the total time spent by CASCABEL on all of its clients in totality.  MAG shall have the right to inspect the appropriate time sheets to verify this calculation and also to examine and ensure that it is duly indemnified by any such Insurance put in place by CASCABEL for this purpose.

26)

Complete Agreement:  This Agreement and the Schedules annexed hereto constitute the entire understanding and agreement between the parties and supersedes all prior agreements, negotiations, and representations, whether written or oral, made prior to the execution of this Agreement.  This Agreement may be amended only by written instrument identified as an Amendment and signed by each party.

IN WITNESS WHEREOF, the parties have executed this Agreement effective the date first written above.

CIA. MINERA CASCABEL S.A. DE C.V.

By: /s/ “Ing. Porfirio Padilla Lara”

     Ing. Porfirio Padilla Lara, Director General

INTERNATIONAL MINERAL DEVELOPMENT & EXPLORATION INC.

By: /s/  “Peter K.M. Megaw”

     Dr. Peter K.M. Megaw, President

MAG SILVER CORP.

By: /s/ “Daniel MacInnis”

   Mr. Daniel MacInnis, President

Schedule A

“SCHEDULE A”

TO FIELD SERVICE AGREEMENT FOR MANAGEMENT OF EXPLORATIONS PROGRAMS IN MEXICO BY MINERA CASCABEL, S.A. de C.V.

Task and Professional Services to be provided by CASCABEL to MAG

1.

Supervise and support all Exploration Activities on MAG’S current and future projects in Mexico, as requested by MAG.
Work to include, but not exclusively:

o

Provision of technical supervision for the drill program and ongoing exploration program.

o

Provision of a support crew and geologists on site, including related transportation and lodging, as directed by MAG, during all phases of any drill program aimed at targets identified by CASCABEL/IMDEX.

o

Provision of supervision and all coordination for the drill contractor and any other contractors and suppliers deemed by CASCABEL to be necessary to complete the project and duly approved by MAG in accordance with this agreement.

o

Direct and close control of all core samples, assays, geological information, etc to ensure that geological work can be correctly reported to the market in accordance with the policies of the TSX Venture Exchange.

o

Provide a QP to certify that the work has been carried out in accordance with the above policies and to confirm the veracity of any Press Releases regarding the same, subject to prior review and Approval by CASCABEL  or IMDEX’s representatives.

o

Coordinate surface access, legal agreements and other issues with the surface landowners and mineral rights holders as necessary.

o

Any other work that may be necessary to ensure the reasonable completion of the exploration program.

o

Any other duties that may be mutually agreed between CASCABEL and MAG in writing.

2.

Identify, prospect and assist MAG in negotiation and Lease, Purchase or Joint Venture of other mineral properties in Mexico, concentrating on Gold and associated base metals.  Such work to include:

o

Examination of potential projects for validity and due diligence of owners claims for Project.

o

Examination and confirmation of land and mineral holdings

o

Generation of potential exploration targets, including the preparation of exploration budgets, time tables etc.

o

Assistance in the negotiation of suitable Lease, Purchase or Joint Venture agreements to allow MAG to explore the properties and develop them assuming exploration success.  (The final decision to acquire the properties is totally at the discretion of MAG, as contemplated in this agreement.)

o

Any other work that may be necessary to ensure the reasonable completion of the exploration program.

Schedule B

“SCHEDULE B”

MINERA CASCABEL, S.A. DE C.V.

2007 SCHEDULE OF CHARGES

PROFESSIONAL SERVICES     DAILY  FEES

Principal: (Peter, Tony or Porfirio) $650.00*

Senior US Geologist-Project Coordinator (Keating…PhD) $600.00*

Senior US Geologist-Project Coordinator (Lyons, McGlasson) $550.00*

Senior Project Manager (Gallardo, Arredondo, Ramirez, Gamiño)

$375.00

Project Manager (Castillo)

$325.00

Senior Geologist

$300.00

Senior Geologist

$275.00

Project Geologist (bilingual)

$250.00

Project Geologist

$230.00

Geologist (bilingual)

$225.00

Geologist

$200.00

Jr. Geologist/Tech. Assistant (bilingual)

$175.00

Jr. Geologist/Tech. Assistant

$150.00

Administrative Support

$250.00

Environmental Permitting & Support Coordinator

$200.00

Accountant

$230.00

Surveyor/Landman

$250.00

CAD/GIS Draftsman/Computer Geologist, I.T.

$240.00

Draftsman

$130.00

Project Logistics Coordinator

$175.00

Sampling crew supervisor

$100.00

Helper/Driver

$80.00

Secretary (bilingual)

$200.00

Secretary

$125.00

Office Helper

$ 60.00

EXPENSES

Direct Field related Costs (i.e. lodging, meals etc.)

AT COST plus 10% Admin Fee

Expendable supplies, direct Office costs etc( i.e. Phone calls)

AT COST plus 10% Admin Fee

Vehicle  (4WD)

$25/day plus

$0.50/Kilometer

Vehicle  (2WD)

$25/day plus

$0.45/kilometer

* US based personnel and their expenses billed through IMDEX in US

Note: Daily Fees for Principals are NOT subject to any OVERHEAD CHARGE.

All subcontract work billed through Minera Cascabel will be subject to a 10% overhead fee.

ALL MEXICO CHARGES SUBJECT TO 15% I.V.A.

All office support, data processing and drafting billed on 8-hour day basis.

ALL ABOVE COSTS INCLUDE ALL BOOKKEEPING, ACCOUNTING, AND TAX REQUIREMENTS.  ALL QUOTES IN US DOLLARS.  PESO EXPENSES CONVERTED TO DOLLARS AT RATE PREVAILING WHEN EXPENSES INCURRED.

(All bank transfer fees and exchange costs will be billed as expense costs)

1.5% /month Finance Charge will be added to all invoices unpaid over 30 days